Exhibit 10.19

English Translation

Beijing Sohu New Era Information

Technology Co. Ltd.

(as Transferor)

And

Beijing Gamease Age Digital Technology Co., Ltd.

(as Transferee)

Asset Transfer Agreement

November 23, 2007

English Translation

Content

1.	THE TRANSFER OF THE ACQUISITION	3

2.	CLOSING DATE	3

3.	THE PRICE OF ACQUISITION AND PAYMENT	3

4.	PRECONDITIONS	4

5.	COMPLETION, DELIVERY AND REGISTRATION	4

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS	4

7.	TAXATION AND EXPENSES	6

8.	BREACH OF CONTRACT	6

9.	FORCE MAJEURE	6

10.	NOTICE	7

11.	APPLICABLE LAW AND DISPUTE RESOLUTION	7

12.	MISCELLANEOUS	7

English Translation

Asset Transfer Agreement

This Asset Transfer Agreement (the “Agreement”) is entered into by and between the following Parties on November 23, 2007 in Beijing:

(1)	Beijing Sohu New Era Information Technology Co., Ltd. (“Party A”), with its registered address at 15F, SOHU Network Tower, No.1 Zhongguancun East Road, Haidian District, Beijing and its legal representative, Chaoyang ZHANG; and

(2)	Beijing Gamease Age Digital Technology Co., Ltd. (“Party B”), with its registered address at Room 1209, Building 3, No.3 Xijing Road, Badachu Hi-Tech Park, Shijingshan District, Beijing and its legal representative, Tao WANG.

WHEREAS,

Party A agrees to transfer its assets to Party B, and Party B agrees to accept the assets and its relevant business pursuant to this Agreement.

NOW, THEREFORE, the Parties reach the following agreement through friendly consultation:

1.	The Transfer of the Acquisition

According to the terms and conditions of this Agreement, Party A agrees to transfer the servers and other assets to Party B at the Closing Date (as defined in Article 2 hereunder), and the detailed asset transfer list is attached to this Agreement: the assets indicated in the list hereinafter shall be referred to as the “Purchase Target”. Party B agrees to accept the Purchase Target from Party A at the Closing Date.

2.	Closing Date

Party A and Party B shall complete the transaction of transferring all the assets under this Agreement as of November 30, 2007, which shall be the Closing Date.

3.	The Price of Acquisition and Payment

3.1	The Parties confirm that the total price of the Purchase Target which Party B accepts from Party A is RMB 2,586,589.92 (“Purchase Price”), and the details are referred to in the appendix hereto: Assets Transfer List.

3.2	Party A shall pay Party B the Purchase Price in full within sixty (60) days from the date on which all of the preconditions under Clause 4.1 have been satisfied.

English Translation

4.	Preconditions

4.1	Party B shall pay the Purchase Price after the following conditions are satisfied:

4.1.1	Party A has delivered the Purchase Target to Party B according to the provisions in Article 5 under this Agreement;

4.1.2	Until the due date (the payment date is included), Party A does not violate its statements, representations, warranties and covenants.

5.	Completion, Delivery and Registration

5.1	The transaction is complete when Party A transfers all of the assets agreed upon under this Agreement to Party B in accordance with Article 2. Once Party A transfers the assets to Party B, Party B will acquire the ownership of the Purchase Target. Thus, Party B has all the rights to possess, operate and deposit the Purchase Target as well as the right to obtain the proceeds from the Purchase Target.

5.2	When Party B pays the Purchase Price in full in accordance with Article 3.2 of this Agreement, Party A shall transfer the Purchase Target and all the documents relating to the acquisition which Party B reasonably requests (“the documents”) at the same time; according to Party B’s reasonable requests, Party A shall provide Party B with all the technical data and technical documents regarding the Purchase Target.

5.3	Party A is obligated to perform and complete all of the relevant procedures for the transfer of the assets, in order to make sure Party B could acquire all the rights of the Purchase Target when Party B has completed the transaction under Article 5.1.

6.	Representations, Warranties and Covenants

6.1	Party A represents and warrants to Party B the following from the signing date of this Agreement to the Closing Date:

6.1.1	It has full capacity, power and authority (including the necessary approvals from the government and the internal approvals of the company) to execute and perform this Agreement hereunder;

6.1.2	This Agreement is legally binding on Party A upon the execution this Agreement;

6.1.3	No lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatens or affects the performance of Party A’s obligations under this Agreement;

6.1.4

Party A is the sole legal owner and operator of the Purchase Target. Party A has all rights and authorities to dispose the Purchase Target. No mortgage, pledge, guaranty, lien or any other form of guarantee, mortgage or

English Translation

encumbrance exist in all or part on the Purchase Target; no agreements or undertakings, which may cause the occurrence of such mortgage, pledge, guaranty, lien or any other form of guaranty, mortgage or encumbrance, and no claims by anyone regarding such mortgage, pledge, guaranty, lien or any other form of guaranty, mortgage or encumbrance.

6.1.5	The hardware, software and other technology facilities under the Purchase Target comply with the standards of product instruction, and there are no logic bombs, viruses and other serious problems to the extent of Party A’s knowledge. Party A has established an effective routine system to protect it from illegal invasions and virus attacks and has taken effective measures to backup the relevant software and data.

6.1.6	Party A has duly paid up all the taxes and other fees relating to the Purchase Target or its possession and operation of the Purchase Target in accordance with PRC laws, regulations and rules by the relevant governmental authorities, and there is no obligation for paying existing, contingent or future taxes or other fees regarding the Purchase Target.

6.1.7	All materials relating to the Purchase Target possessed by Party A which may have a material adverse effect on the performance of Party A pursuant to this Agreement, or which may materially affect the intent of Party B to execute this Agreement have been disclosed in full to Party B, and all materials provided by Party A to Party B are complete, correct and do not contain any false, untrue or misleading representations.

6.2	Party B represents and warrants to Party A the following from the signing date of this Agreement to the Closing Date:

6.2.1	It has full capacity, power and authority (including the necessary approvals from the government and the internal approvals of the company) to execute and perform this Agreement hereunder;

6.2.2	This Agreement shall be legally binding on Party B upon the execution this Agreement;

6.2.3	No lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatens or affects the performance of Party B’s obligations under this Agreement.

6.3	Party B hereby undertakes the following from the signing date of this Agreement to the Closing Date:

6.3.1	It shall complete the preconditions provided in Clause 4.1 of this Agreement;

English Translation

6.3.2	It shall deliver the Purchase Target and closing documents to Party B and complete the relevant procedures for registration in accordance with Article 5 of this Agreement;

6.4	Party A further undertakes the following upon the execution of this Agreement:

6.4.1	It shall not cause any liabilities on the Purchase Target or create any mortgage, pledge, lien or any other form of encumbrance on the Purchase Target;

6.4.2	It shall not conduct any actions which are conflicted with the obligations pursuant to this Agreement.

6.5	A breach of the representations, warranties and covenants under this Agreement by either Party would constitute a breach of contract by such Party. Then the performing Party has the right to request the defaulting Party to provide the appropriate remedies and perform this Agreement; and the performing Party has the right to request compensation from the defaulting Party for any direct economic damages caused by the breach of contract.

7.	Taxation and Expenses

7.1	The Parties agree that all taxes incurred by each Party hereto due to the execution and performance of this Agreement shall be borne by such Party according to the relevant provisions of the PRC laws and regulations.

7.2	Each Party shall pay their respective expenses related to this Agreement.

8.	Breach of Contract

In the event of any breach of contract by either Party, such Party shall be responsible for the liability arising from the breach of contract according to this Agreement and the provisions of applicable laws. If more than one Party breaches the contract, every Party shall be responsible for the liability arising from the breach of contract respectively. Notwithstanding the above provisions, neither Party shall be responsible to the other Party for any indirect losses or damages in connection with this Agreement.

9.	Force Majeure

Any event beyond the reasonable control of the Parties which is unforeseen, insurmountable and unavoidable and directly prevents the performance of the Agreement by either Party shall not be deemed as a breach of contract. If a Force Majeure event occurs, the Party affected by such event shall promptly notify the other Party of such event of force majeure and furnish sufficient proof evidencing the occurrence of such event of force majeure.

English Translation

10.	Notice

Any notifications or correspondences sent by either Party to the other pursuant to this Agreement shall be in writing and shall be sent by courier or via facsimile, and the correspondence by the courier service shall be deemed the authentic document. If notification, communication or correspondence pursuant to this Agreement is sent by the courier, it shall be deemed to have been delivered seven (7) days after the date of dispatch; if by fax, it shall be deemed to have been delivered upon the next day after being sent with the transmission report as the delivery confirmation. All the notifications or correspondences shall be delivered to the following addresses, until one Party notifies the other in writing of a change in address:

Party A:	Beijing Sohu New Era Information Technology Ltd
Address: 15F, SOHU Network Tower, No.1 Zhongguancun East Road, Haidian District, Beijing
Postal code: 100084
Attention: Lifan LIU

Party B:	Beijing Gamease Age Digital Technology Co., Ltd.
Address: Room 1197, Building 3, No.3 Xijing Road, Badachu Hi-Tech Park, Shijingshan District, Beijing
Postal code: 100041
Attention: Xuying GUO

11.	Applicable Law and Dispute Resolution

11.1	This Agreement shall be governed by and construed under the PRC laws which have been promulgated and been available in the public, but if the promulgated and available PRC laws have no stipulation for the relevant matters of this Agreement, the Parties shall consult the general international commercial practice.

11.2	If any dispute arise out of or is related to this Agreement, the Parties hereto shall firstly settle such dispute through friendly negotiations.

11.3	Should the disputes fail to be settled through negotiations within sixty (60) days after one Party notifies the other Party of the disputed matters, each Party may submit such dispute to the Beijing Arbitration Commission for arbitration in Beijing according to its then applicable arbitration rules. The arbitration award shall be final and binding upon all the Parties.

12.	Miscellaneous

12.1	This Agreement shall become effective upon the execution of this Agreement by the authorized representatives of the Parties. Any amendment, waiver, cancellation or termination made to any provision of this Agreement shall be in writing, which shall take effect upon the execution by the Parties.

English Translation

12.2	Unless one Party of this Agreement agrees, the other Party shall not disclose, use or apply any form of information relating to any Party and/or this Agreement, including but not limited to the execution and the content of this Agreement. After the termination of this Agreement, the obligations of confidentiality under this Clause shall still be valid. However, this Clause provided herein: (1) does not apply to confidential information that one Party discloses to its affiliated companies, professional consultants and employees, but in such circumstances, one Party shall only provide the information to persons or entities that must know the information for reasonable business reasons; (2) shall not prevent any Party from issuing or disclosing the information in accordance with the applicable laws, regulations or the relevant rules of the securities exchange.

12.3	This Agreement hereto constitutes the entire Agreement between the Parties hereto with respect to the subject matter of this Agreement, and supersedes any prior intent, representation and understanding, and no modification or revision shall be made without the execution by the authorized representative of the Parties in writing.

12.4	The rights and obligations of each Party pursuant to this Agreement shall not be transferred.

12.5	To the extent permitted by PRC laws, each Party’s failure to exercise or delay in exercising any right under this Agreement shall not operate as a waiver thereof, and any single or partial exercise of any right shall not preclude the exercise of any other right.

12.6	All provisions of this Agreement are severable. If any provision of this Agreement is judged as invalid, illegal or non-enforceable, the validity, legality and enforceability of any other provisions of this Agreement hereof shall not be affected or impaired in any way.

12.7	The original copy is in four (4) copies; each Party holds two (2) copies respectively.

12.8	The appendix hereto constitutes an integral part of this Agreement and has the same legal effect as this Agreement.

[The remaining of this page is left blank]

English Translation

IN WITNESS THEREOF, each of the Parties hereto has caused this Agreement to be executed on the date first set forth above.

Party A: Beijing Sohu New Era Information Technology Co., Ltd.

(SEAL)

Party B: Beijing Gamease Age Digital Technology Co., Ltd.

(SEAL)